UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

CLECO CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note:
As previously announced, on October 20, 2014, Cleco Corporation (the “Company”) entered into an Agreement and Plan of Merger dated as of October 17, 2014 (the “Merger Agreement”) with Cleco Partners L.P. (“Parent”), a Delaware limited partnership, and Cleco Merger Sub, Inc., a Louisiana corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of Parent. On February 26, 2015, the Company’s shareholders approved the Merger.
On March 13, 2015, the Company’s Board of Directors decided to postpone the 2015 Annual Meeting of Shareholders because of the pending transactions contemplated by the Merger Agreement and the previously disclosed anticipated completion of the Merger in the second half of 2015.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 4, 2016, the Company received a letter from NYSE Regulation, Inc. indicating that the New York Stock Exchange (the “NYSE”) has concluded that the Company failed to hold an annual meeting for the fiscal year ended 2014 by December 31, 2015 as required by Section 302 of the NYSE Listed Company Manual.
As announced on January 4, 2016, the Merger is currently pending approval from the Louisiana Public Service Commission (the “LPSC”). The Company does not intend to hold an Annual Meeting during the pendency of the LPSC approval process. As previously disclosed, the Company expects the Merger to close by the end of the first quarter of 2016. Given this timeframe, the NYSE has informed the Company that it does not expect to take any further action with respect to the Company’s postponement of its 2015 Annual Meeting of Shareholders.
The NYSE also notified the Company that, on January 5, 2016, the Company will be added to the list of noncompliant issuers on its website, and a below compliance (“.BC”) indicator will be added to the Company’s ticker symbol.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLECO CORPORATION

Date: January 7, 2016	By: /s/ Wade A. Hoefling
Wade A. Hoefling
Senior Vice President - General Counsel & Director of Regulatory Compliance